EXHIBIT 99.1

Exponent Reports Third Quarter 2012 Results

MENLO PARK, Calif., Oct. 17, 2012 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter and nine months ended September 28, 2012.

For the third quarter of 2012, total revenues increased 11% to $73,298,000, as compared to $65,951,000 in the third quarter of 2011. Revenues before reimbursements increased 9% to $66,725,000, as compared to $61,387,000 in the same period one year ago.

Net income for the quarter increased 17% to $10,225,000, or $0.72 per diluted share, as compared to $8,744,000, or $0.60 per diluted share, reported in the same quarter a year ago. EBITDA1 improved 13% to $17,383,000, as compared to $15,446,000 in the third quarter last year.

For the first nine months of 2012, total revenues increased 7% to $219,707,000, as compared to $204,530,000 in the same period of 2011. Revenues before reimbursements increased 8% to $201,513,000, as compared to $186,143,000, in the same period of last year.

Net income for the first nine months of 2012 increased 15% to $28,753,000, or $2.01 per diluted share, as compared to $24,964,000, or $1.67 per diluted share, reported in the prior year period. EBITDA1 in the first nine months of 2012 improved 13% to $50,525,000, as compared to $44,855,000, in the first nine months of 2011.

During the first nine months of 2012, Exponent repurchased $19.4 million of its common stock, and closed the period with $109.7 million in cash, cash equivalents and short-term investments.

"We again delivered strong revenue growth and profitability in the third quarter and are pleased with our performance," commented Dr. Paul Johnston, President and CEO. "Demand in our proactive and reactive businesses was strong, and activity levels on a few major projects remained high. As a result, we had increased utilization.

"In our environmental and health segment we had notable contributions from our environmental sciences, ecological sciences, and chemical registration and food safety practices. In our engineering and other scientific segment we had notable performances from our mechanics and materials, electrical, thermal, human factors and engineering management consulting practices. Additionally, despite some expected surveillance system product sales pushing into the fourth quarter, defense technology development also made a meaningful contribution from several projects related to detection of improvised explosive devices.

"In summary, the third quarter performance positions Exponent for a strong 2012. As a result, we are again increasing our fiscal year 2012 outlook. We now expect growth in revenue before reimbursements to be in the high single digits and full year EBITDA1 margin to increase over the prior year. Our growth expectations are particularly significant given the strong 2011 comparable. We are optimistic about our long-term opportunities and remain focused on further translating our unique scientific and engineering capabilities into additional value," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, October 17, 2012, starting at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. The audio on the conference call is available by dialing 877-941-1427 or 480-629-9664. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-406-7325 or 303-590-3030, and entering reservation 4568755#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 28, 2012 and September 30, 2011
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011

Revenues
Revenues before reimbursements	$ 66,725	$ 61,387	$ 201,513	$ 186,143
Reimbursements	6,573	4,564	18,194	18,387

Revenues	73,298	65,951	219,707	204,530

Operating expenses
Compensation and related expenses	42,589	36,051	130,621	117,259
Other operating expenses	5,908	5,858	17,422	17,344
Reimbursable expenses	6,573	4,564	18,194	18,387
General and administrative expenses	3,500	2,954	9,565	9,273

	58,570	49,427	175,802	162,263

Operating income	14,728	16,524	43,905	42,267

Other income
Interest income, net	80	79	245	141
Miscellaneous income, net	1,522	(2,203)	3,161	(669)
	1,602	(2,124)	3,406	(528)
Income before income taxes	16,330	14,400	47,311	41,739
Income taxes	6,105	5,656	18,558	16,775

Net income	$ 10,225	$ 8,744	$ 28,753	$ 24,964

Net income per share:
Basic	$ 0.75	$ 0.63	$ 2.08	$ 1.74
Diluted	$ 0.72	$ 0.60	$ 2.01	$ 1.67

Shares used in per share computations:
Basic	13,694	13,975	13,796	14,313
Diluted	14,196	14,554	14,317	14,904

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 28, 2012 and December 30, 2011
(unaudited)
(in thousands)

	September 28,	December 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 87,653	$ 84,439
Short-term investments	22,086	25,260
Accounts receivable, net	88,355	73,065
Prepaid expenses and other assets	9,820	8,521
Deferred income taxes	7,504	7,293
Total current assets	215,418	198,578
Property, equipment and leasehold improvements, net	27,180	27,215
Goodwill	8,607	8,607
Other assets	42,369	34,388
	$ 293,574	$ 268,788

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$ 10,225	$ 6,738
Accrued payroll and employee benefits	42,987	48,089
Deferred revenues	5,338	5,948
Total current liabilities	58,550	60,775
Other liabilities	25,345	19,456
Deferred rent	1,546	1,842
Total liabilities	85,441	82,073

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	121,482	108,071
Accumulated other comprehensive loss	(249)	(471)
Retained earnings	198,751	179,432
Treasury stock, at cost	(111,867)	(100,333)
Total stockholders' equity	208,133	186,715
	$ 293,574	$ 268,788

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 28, 2012 and September 30, 2011
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011

Net Income	$ 10,225	$ 8,744	$ 28,753	$ 24,964

Add back (subtract):

Income taxes	6,105	5,656	18,558	16,775
Interest income, net	(80)	(79)	(245)	(141)
Depreciation and amortization	1,133	1,125	3,459	3,257

EBITDA (1)	17,383	15,446	50,525	44,855

Stock-based compensation	2,748	2,274	9,932	8,208

EBITDAS (1)	$ 20,131	$ 17,720	$ 60,457	$ 53,063

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.
CONTACT: (888) 656-EXPO
         info@exponent.com
         www.exponent.com